EXELON
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                                                                      Exhibit 99


News Release


From:      Exelon Corporation                              For Immediate Release
           Corporate Communications                        ---------------------
           P.O. Box 805379
           Chicago, IL  60680-5379

Contact:   Jennifer Medley, Media Relations
           312.394.7189
           Marybeth Flater, Investor Relations
           312.394.8354

               Exelon Corporation Closes Sale of Exelon Solutions

CHICAGO (June 29, 2004) - Exelon Corporation announced today that it has closed the sale of Exelon Solutions, a unit of Exelon Services, to Ameresco, Inc. Exelon Solutions helps clients improve facility assets while reducing long-term costs.

Exelon will realize an after-tax gain of approximately $7 million as a result of the sale.

"The divestiture of Exelon Solutions supports Exelon's strategy of focusing on our core integrated utility business," said George Gilmore, senior vice president of Exelon and president of Exelon Enterprises. "We are pleased to be able to sell Solutions to an industry leader that will help the business capture many growth opportunities."

About Ameresco
With headquarters in Framingham, Massachusetts, Ameresco, Inc. is the largest single-source provider of comprehensive energy solutions providing value-added energy conservation and generation services in North America. Ameresco is committed to developing renewable and sustainable energy generation solutions worldwide.

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   Exelon Corporation is one of the nation's largest electric utilities with approximately 5.1 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately
5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.



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